EXHIBIT 99.2

Conference Call Transcript
GGI — Q2 2005 The GEO Group Earnings Conference Call
Event Date/Time: Aug. 18. 2005 / 2:00PM ET
Event Duration: N/A

CORPORATE PARTICIPANTS
Rosa Suarez
 The GEO Group, Inc. — IR
George Zoley
The GEO Group, Inc. — Chairman, CEO
Jerry O’Rourke
The GEO Group, Inc. — SVP, CFO
CONFERENCE CALL PARTICIPANTS
Todd Van Fleet
First Analysis — Analyst
Patrick Swindle
Avondale Partners — Analyst
Scott Schneeberger
Lehman Brothers — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the second-quarter 2005 GEO Group earnings conference call. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS). As a reminder, this presentation is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s call, Ms. Rosa Suarez. Please proceed, ma’am.

Rosa Suarez - The GEO Group, Inc. — IR
Thank you, operator. Good afternoon, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second-quarter 2005 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, accompanied by Jerry O’Rourke, Chief Financial Officer; David Watson, Treasurer and Vice President of Finance; and Brian Evans, Vice President of Accounting and Chief Accounting Officer.
This afternoon, we will discuss our second-quarter performance, current business development activities and conclude the call with a question-and-answer session. This conference is also being webcast live at the Company’s website at www.TheGEOGroupInc.com. A replay of the audio webcast will be available on the website for one year. A telephonic replay will be available through September 18 at 1-888-286-8010. The pass code for the telephonic replay is 73431088.
During the call, we intend on discussing non-GAAP pro forma basis information related to our provision for income taxes for the second quarter. A reconciliation from GAAP basis results to non-GAAP, pro forma basis information may be found on the conference calls webcast section of our investor relations homepage at www.TheGEOGroupInc.com.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements, as a result of various factors contained in the Company’s Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.
With that, please allow me to turn this call over to George Zoley. George?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Thank you, Rosa, and good afternoon to everyone. And thank you for joining me today as I provide an overview of GEO’s financial results for the second quarter of 2005. When I conclude my prepared remarks, I will open the call up to a question-and-answer session.
As announced in the press release we issued Monday, our second-quarter earnings were $4.5 million or $0.45 per share, based on 9.9 million diluted weighted average shares outstanding, compared to $3.6 million or $0.37 per share, based on 9.7 million diluted weighted average shares outstanding for the second quarter of 2004.
Our second-quarter 2005 results include income from continuing operations of $4.3 million or $0.44 per share and income from discontinued operations of $128,000 or $0.01 per share, related to our former immigration detention center operations in Australia. Our second-quarter 2005 earnings reflect the positive impact of a tax benefit of $0.17 per share from the repatriation of foreign earnings pursuant to the American Jobs Creation Act of 2004. By comparison, second-quarter 2004 earnings reflected income from continuing operations of $4 million or $0.41 per share, a loss from discontinued operations of $354,000 or $0.04 per share.
In the first six months of 2005, our reported net income was $7.4 million or $0.74 per share, compared to $5.9 million or $0.61 per share for the same period in 2004. Second-quarter 2005 revenue increased to $158.2 million from $150.3 million for the same period in 2004. This revenue increase reflects several factors, including the following — first, the strengthening of the Australian dollar and South African rand from the previous year; also, the management of our Reeves County Detention Complex in Texas for the entire period; also, the reopening of our McFarland Community Correctional Facility in California in January 2005; and contractual adjustments for inflation.
These factors offset lower revenues derived from construction related to our now completed expansion of the South Bay Correctional Facility in Florida, as compared to the second quarter of last year, and a decline in revenues due to reduced population levels at our US Marshals Facility in San Diego, California.
Revenue for the first six months of 2005 increased to $312.2 million from $296.4 million for the same period in 2004.
Operating expenses for the second quarter of 2005 increased to $134.1 million from $125.6 million for the same period in 2004. Operating expenses for the first six months of 2005 increased to $265.1 million from $249.4 million for the first half of last year. These increases in operating expenses are consistent with the increases in revenues related to the strengthening of the Australian dollar and the South African rand, increased employee health insurance costs and nominal inflationary increases.
Second-quarter 2005 general and administrative expenses increased to $12.7 million, up from $10.8 million for the same period a year ago. G&A expenses for the first six months of 2005 increased to $24.1 million from $22 million for the same period in 2004. These increases are primarily due to increased staff and business development activities by our mental health subsidiary, Atlantic Shores Healthcare, and higher professional fees.
Next, I would like to discuss our income taxes for the quarter. Our provision for income taxes reflect a benefit of $1.7 million in the second quarter, related to the American Jobs Creation Act. Our effective tax rate, exclusive of this one-time benefit, was approximately 35% as compared to an expected rate of approximately 39%. The reduction in our effective rate reflects a revision in our treatment for franchise tax expense. Previously, we included this expense as a component of our provision for income taxes. We now report franchise tax as an operating expense at the direction of our outside auditors, Ernst & Young. But we do not know how the other companies in our industry account for this tax.
This reclassification lowers the effective tax rate, and correspondingly, the reported pretax income is also lower. As a result, there is no net impact on our reported net income. Currently, we do not expect this change to impact our earnings guidance for 2005. A table reconciling our reported earnings and our provision for income taxes to pro forma information can be found on our investor relations web page under the conference call and webcast section at TheGEOGroupInc.com.
Our compensated mandates increased to 3.2 million for the second quarter of 2005, compared to 3.1 million for the second quarter of 2004. These figures include our South African joint venture. Our average occupancy rate was approximately 98% for both 2004 and 2005. Our average correctional per diem rate for the second quarter of 2005 was $49.69, compared to $49.02 for the second quarter of 2004. These figures include the results from our South African joint venture.

Turning to our balance sheet, cash at the end of the second quarter of 2005 was approximately $87 million, compared to $103 million at the end of the first quarter, primarily reflecting an approximate $9 million paydown on our term loan and other changes in working capital during the second quarter. At the end of the second quarter of 2005, our balance sheet reflected approximately $187.8 million in total debt, not including non-recourse debt of approximately $42.1 million related to the financing of a facility in Australia. We are in the process of refinancing this debt as part of our acquisition of CSC. I will discuss this refinancing in more detail later in the call. Additionally, we owned four properties which we operate with an approximate book value of $150 million.
In summary, we continue to have a very strong balance sheet. This concludes my overview of our financial performance during the second quarter.
Now, turning to our financial guidance, we are reconfirming our previously issued guidance for the remainder of 2005 and for 2006, both on a stand-alone basis and with the impact of the acquisition of Correctional Services Corporation.
Now, I would like to discuss our recent restatement. As noted in our press release, we determined it was necessary to restate our 2003 income statement, primarily related to a recalculation of the gain on sale of our former interest in Premier Custodial Group or PCG in 2003. We previously reported a one-time gain of $32.7 million net of tax, but now have recalculated the gain to be $27.8 million, a reduction of $4.9 million. The error occurred due to incomplete information from our former corporate parent regarding their accounting for foreign deferred tax liabilities.
As a result of the restatement, we have revised our 2003 earnings downward from $44.8 million or $2.83 earnings per share to $40 million, or $4.8 million less than previously reported. Correspondingly, earnings per share for 2003 were also reduced by $0.30 to $2.53. However, our pro forma net income for 2003, exclusive of one-time items, will be positively impacted by the restatement by approximately $200,000 or $0.01 earnings per share. Both the reported and the restated financial results for 2003 reflect 15.8 million weighted average shares outstanding, as a result of our repurchase in July 2003 of 12 million shares previously owned by Group 4 Falck.
It is important to note that the restatement only impacted the book gain on the sale, and had no impact on our cash on hand or the calculation of the taxes on the gain on sale. We have filed an amended Form 10-KA for the year ended January 2, 2005 on August 16, 2005, reflecting this adjustment.
I would like to now update you on our proposed acquisition of Correctional Services. CSC has filed its proxy statement for the transaction, and we have begun moving forward with our transition and integration efforts. We expect to meet our target closing date in the beginning of the fourth quarter. We have met with Standard & Poor’s and Moody’s. Both rating agencies have issued their respective reports with regards to the proposed transaction, and our credit ratings have been affirmed.
As stated in our July announcement, we plan to finance the acquisition by using $42 million of cash on hand and by increasing our outstanding borrowings under our new senior credit facility by $37 million. Our new committed senior credit facility of $175 million is being underwritten by BNP Paribas, and will be comprised of a $75 million term loan and a $100 million revolver. We have had our initial bank meetings, and we expect the bank financings to close in September in time to support an acquisition closing date of early October.
Additionally, in anticipation of the acquisition’s closing, we have paid off the remaining balance of $40.3 million on our term loan. When we executed the definitive agreement to acquire CSC, we previously announced that we entered into discussions to sell the juvenile services business of CSC to James Slattery, the current CEO of CSC. Since that time, negotiations with Mr. Slattery have been ongoing and have recently progressed to an advanced stage. We continue to believe that the sale to Mr. Slattery would best accomplish our primary objective of minimizing our need to operate the juvenile business for any extended period of time.
However, in the event that we cannot finalize an agreement with Mr. Slattery in the near future, we will begin to seek alternative buyers for the juvenile business. We have retained the services of Capital Link to provide us with a fairness opinion related to the value of this business.
Next, I would like to update you on our 480-bed Michigan Youth Correctional Facility. The facility is fully funded through September 30, 2005, the end of the State’s current fiscal year. The State House of Representatives budget for next year provides for full funding of the facility, while the State Senate budget provides for a $1 million reduction in our facility funding.
Just yesterday, the revenue estimating conference committee determined the State of Michigan will have an additional $66 million for the next fiscal year. The Speaker of the House of Representatives stated publicly in a news release yesterday that his priority is to use some of the revenue to keep both our facility and another state prison facility funded and open.

The next step is for a joint budget conference committee to review and agree on the differences between the State House and State Senate versions of the budget, which I have just identified. We believe the House and the Senate are in agreement with respect to the continued funding for our Michigan facility, and therefore we are optimistic that the facility will remain funded in the final version of the budget that is forwarded to the Governor for consideration.
Although we are optimistic of a positive outcome, there are obviously no assurances that we can give at this time. We will continue to work in tandem with state and local officials, as well as community, civic and business leaders, to present a unified voice to the Governor as to the importance of keeping the facility funded for the foreseeable future. If the State of Michigan does not fund our management or lease agreements beyond this fiscal year, we may have to incur an operating charge related to this facility.
Next, I would like to discuss our San Diego 700-bed facility for the US Marshals Service, where we have experienced a significantly lower census due to a variety of reasons. As we stated in our previous conference call, we believe that the reasons for our lower census include budget limitations, previous vacant positions in the US Attorney’s Office for the Southern District of California and reversed sentencing guidelines. Our contract was set to expire on July 18, 2005. We received a six-month contract extension from the US Marshals Service, and we are currently in a sole-source negotiation with the Office of Federal Detention Trustee or OFDT for a new contract on behalf of the US Marshals Service.
The new San Diego contract will be for a five-year term with a five-year option. While we had originally expected the contract would be executed in the beginning of the third quarter, we now believe it will coincide with the federal fiscal year in the beginning of the fourth quarter. We believe that our San Diego Detention Facility remains an important contract for the US Marshals Service and the OFDT, and our present census and financial situations will be resolved through the sole-source contract negotiation process.
Next, I would like to discuss the transfer of our contract for the management of the 200-bed Queens Detention Facility from ICE to the OFDT for use by the US Marshals Service. As announced in our press release on June 30th, we are managing and operating the Queens facility on behalf of the US Marshals Service under a contract option period beginning August 1, 2005 and ending July 31, 2006. The contract is expected to generate approximately $10.5 million in annual revenues. We made several enhancements to the Queens facility for the purpose of meeting the security requirements of the US Marshals Service. The facility began the intake of US Marshals detainees on August 5th, and presently has 135 detainees. We expect to reach full capacity by mid-September.
Next, I would like to give you an update on our 276-bed Jena, Louisiana facility. We are continuing our efforts to sublease or finding alternative correctional use for that facility. Currently, we are working with various state agencies regarding the possible use or purchase of the facility for state purposes. We are hopeful that we will reach an agreement by the end of the third quarter, but if we do not, we will consider reserving the remaining additional lease liability of $4.3 million. Any additional write-down on Jena has not been included in our previously issued guidance.
Now, I would like to give you an update on our most recent awards and facility expansions. On July 1, our corporate subsidiary, Atlantic Shores Healthcare, assumed the management of the 200-bed South Florida Evaluation and Treatment Center in Miami, Florida under a six-month transition agreement, during which we will manage the center with a small management team, while the center remain staffed with state employees. On January 1, 2006, we would then assume full operation of the existing center under an operations agreement, which is expected to generate approximately $24 million in annual revenues for each of the first two years.
In the third quarter of 2006, we expect to begin the construction of a new 200-bed replacement facility that will be bond financed and ultimately owned by the State of Florida. We will assume the operation of the new facility upon its completion in January 2008, under the terms of the operations agreement, which will have an initial term of five years, with three five-year renewals.
Furthermore, our contract for the management of our 1,861-bed South Bay Correctional Facility in Florida has been extended for an additional one-year period through June 30, 2006. This contract, which is expected to generate approximately $28 million in annual revenues, includes a 544-bed expansion to the facility that was completed in May 2005 and is now fully occupied.
We also received a two-year contract extension through June 30, 2007 for the management of our 750-bed Moore Haven Correctional Facility in Florida. This contract has an estimated annual value of $14 million. In addition, the State of Florida has approved a 235-bed expansion to the Moore Haven facility. The expansion will house medium and close custody adult male inmates, and is expected to become operational by the third quarter of 2006. The additional revenue related to this expansion will remain subject to negotiation.
In addition, on July 19th, we announced that we received a notice from the State of California that we were the apparent low bidder for the housing of minimum security adult males at 224-bed McFarland Community Correctional Facility. Subject to a successful final facility site inspection and the submission of a letter of credit and proposed facility lease agreement, we expect formal notification of intent to award a contract on September 12th. The contract, which is expected to generate $4.1 million in annual revenues, will have an initial term of five years beginning January 1, 2006, with one five-year renewal option, and will replace our existing one-year contract, which expires at the end of this year.
In December 2004, we announced our selection by Montgomery County, Texas to manage and operate their 1,150-bed county jail. The County and the Sheriff have determined that the Sheriff should continue to operate the existing jail. And as an alternative to the original approach to have GEO operate some or all of the existing county jail, the County and GEO have begun preliminary talks regarding the development and operation of GEO of an annex to house both county and federal detainees. We will continue to move forward with these discussions over the next several months.
With regards to our current facility expansions, on July 5th, we broke ground for the 600-bed expansion of our 1,900-bed Lawton Correctional Facility in Oklahoma. This 600-bed expansion will house adult male, medium-security inmates and is expected to become operational during the fourth quarter of 2006. Based on our present per diem of $40.42, this 600-bed expansion represents a potential $9 million in additional annual revenues when the expansion beds are fully occupied.
In the Texas rebids of our Kyle and Bridgeport facilities, we were awarded a contract for the continued management of the 520-bed Bridgeport facility, but we lost the 520-bed Kyle facility to Management & Training Corporation, due to a lower bid. We do not expect the loss of the Kyle facility to have a material impact on our future financial performance.
Moving now to our business development activities, we are continuing our efforts to expand every area of our business in domestic and international correctional/mental health and special-needs population management services, as well as other related management services for governmental clients. I would like to begin with the pending proposals that we have submitted to governments on either a solicited or unsolicited basis.
We have currently submitted proposals and are awaiting awards or are in negotiations with current potential clients for new and expansion projects totaling approximately 16,000 beds. Domestically, we have submitted a proposal in response to a procurement issued by the State of Florida for a 1,500-bed adult mail private prison to be located in Graceville, Florida. We expect an announcement on the award of this project to be issued in September.
In Indiana, we have submitted a proposal in response to a procurement for the management and operation of the 1,856-bed New Castle Correctional Facility. We expect a contract award for this project to be made in the third or fourth quarter of this year.
In Texas, we have submitted a proposal in response to a solicitation issued by the US Marshals Service for up to 2,800 beds within a 50-mile radius of the new federal courthouse in Laredo. We are seeing some movement on this procurement. Recently, the US Marshals Service issued a draft environmental impact statement, which solicits public comments and schedules public scoping meetings regarding the various vendor sites. We are hopeful that the award for this project will be made in the fourth quarter of this year.
In Tennessee, we are awaiting a decision in Shelby County with regards to a proposal we submitted for the management of their existing county correctional and jail facilities, totaling approximately 5,000 beds. Only two companies remain in this competition, ourselves and CTA (ph). We made our presentations to the county staff. If the County proceeds with this project, we expect a contract award to be made in the fourth quarter of 2005.
Just recently, we responded to a solicitation from the Bureau of Prisons for the housing of approximately 1,200 criminal aliens. We expect a contract award for this project to be announced sometime in early 2006.
Also, as you may recall, we had submitted a proposal in Virginia on an unsolicited basis to the Department of Corrections for the development and operation of one or two 1,500-bed correctional facilities. The State decided that one of these facilities will be publicly operated. We remain hopeful that the second facility will be privately developed and operated.
At the local level, we are currently working with two county jurisdictions for facility projects totaling over 1,000 beds. In addition to these previously submitted and pending proposals, we’re preparing to submit solicited and unsolicited new proposals to existing and potential clients for approximately 800 beds.

In the mental health area, we are preparing a proposal in response to a procurement issued by the State of Florida for the design, construction, bond financing and operation of a new 660-bed sexually violent predator facility. The present facility has an operating budget of approximately $24 million. Unfortunately, the RFP has been delayed pending the resolution of a protest which we hope will be resolved in the near future.
Also in Florida, we are responding to an RFP to provide mental health services for 13 institutions in Region Five of the Florida Department of Corrections.
We are also responding to an RFP from the State of New Mexico for the management of an existing 200-bed long-term care state hospital and the development of a new replacement hospital. We’re hopeful of an award for this project in the third or fourth quarter of 2005.
With respect to pipeline projects, we expect to be preparing proposals within the next 12 to 18 months for a number of projects totaling approximately 24,000 beds, both domestically and internationally. Approximately 8,000 beds are in the domestic US market and 15,000 beds are in the international market and 1,000 beds are in the mental health services area.
Some of you may have seen a recent article that quotes a Federal Bureau of Prisons spokesmen as saying that the number of federal inmates is expected to rise from 185,000 to 226,000 by 2010, with private companies likely to be relied on for housing non-citizen immigrants convicted of federal crimes. Specifically in the US, ICE has issued a pre-solicitation offer for a 750-bed detention facility to be located near the Denver, Colorado area. We expect this procurement will be issued by the Office of Federal Detention Trustee this year, with an award being made in the first quarter of 2006. We will be submitting a proposal for the expansion of our 350-bed Aurora, Colorado ICE processing center in response to this solicitation.
In addition, we are expecting procurement sometime in the second half of the year for additional federal projects, one by ICE, to the Office of Federal Detention Trustee for a 1,000-bed detention facility located near Phoenix, Arizona, and one or more additional procurements by the Bureau of Prisons for over 3,000 low-security beds. We expect that awards for these projects will be made sometime in 2006.
Internationally, we continue to pursue business opportunities in the Republic of South Africa. We are awaiting the Department of Corrections Services to move forward with the development and operation of four new 3,000-bed prisons on a public/private partnership basis. As you may recall, the government has appointed a team of project advisors to perform a feasibility study and to facilitate negotiations between the Department of Correctional Services and private companies.
Given the successful operation of our 3,024-bed prison in the Northern Province of South Africa, we believe that we are well-positioned to strengthen our partnership with South Africa’s Department of Correctional Services as they move forward with new solicitations.
Additionally, in England and Wales, the National Offender Management Services has expressed its desire to procure for the management of a group or clusters of prisons for the first time. With the recent opening of our UK office, at a cost of approximately $1 million for staff and business development expenses, we believe that we’re well-positioned to take advantage of new business opportunities as they arise throughout the United Kingdom.
With regards to mental health opportunities, our wholly-owned subsidiary, Atlantic Shores Healthcare or ASH, has had a very busy first half of the year. We have incurred approximately $2 million in additional staff and business development expenses this year, as ASH competes for a number of significant opportunities.
This concludes my presentation, and I would now like to open the call to any questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst

A quarter ago, you gave guidance that presumed San Diego would be back online pretty much by the beginning of Q3. Is that right? Or at least wrapping up at the beginning of Q3?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Correct.

Todd Van Fleet - First Analysis — Analyst
So, with your guidance unchanged, I guess, for Q3 and Q4 — but it sounds like San Diego now isn’t going to ramp up until Q4. What is it that is going to help offset the decline, or at least relatively low performance in San Diego in Q3, I guess?

George Zoley - The GEO Group, Inc. — Chairman, CEO
No, I was incorrect in my response. The prior guidance assumed that San Diego populations would remain low in Q3. So our assumptions have not changed.

Todd Van Fleet - First Analysis — Analyst
And if you could update us, please, with respect to the status of your, I guess, project in Pueblo? Do you have all the approvals necessary to get going on that facility, on that site?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I don’t believe we do, and that’s why we have not had an official groundbreaking. So I believe we are still seeking some approvals. I know that there is an FAA requirement that was in addition to our normal permitting approvals that was being pursued.

Todd Van Fleet - First Analysis — Analyst
How far off do you think that is, George?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I would said at least another quarter.

Todd Van Fleet - First Analysis — Analyst
And then, if I could ask one more, at the tail end of your comments there, you talked about the staffing costs in both the UK office and for ASH. The 1 million in costs that you cited for the UK office — was that for the first six months of this year, or was that an annualized number?

George Zoley - The GEO Group, Inc. — Chairman, CEO
That’s an annualized number.

Todd Van Fleet - First Analysis — Analyst
Okay, that’s an annualized number. And then, the same thing with respect to ASH? Or was that for the first six months of this year?

George Zoley - The GEO Group, Inc. — Chairman, CEO
That’s an annual number.

Operator
Patrick Swindle, Avondale Partners.

Patrick Swindle - Avondale Partners — Analyst
First question, on the G&A a side, should we expect, as we go through the remainder of this year, that we are more or less a run rate at around 12.5 to 12.7 million?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Yes.

Patrick Swindle - Avondale Partners — Analyst
And then, next, on the effective tax rate, I assume, based on your comments, we should assume 35% for the rest of this year. Will that change in ‘06, post the closing of acquisition, assuming that that takes place?

George Zoley - The GEO Group, Inc. — Chairman, CEO
No.

Unidentified Company Representative
Our year-to-date effective rate is about — taking into account this reclassification, is about 37.7 to 38%. And I think that’s more safe to assume for the rest of the year, as well.

Patrick Swindle - Avondale Partners — Analyst
So for the rest of this year and then for ‘06, also?

Unidentified Company Representative
And then next year, similarly.

Patrick Swindle - Avondale Partners — Analyst
And then, a last question — and I’ll hop back in the queue — is on the Carr 5 (ph) procurement. You indicated that you all had submitted facilities. Would you all be displacing other inmates, or do you have a sufficient number of beds available for that procurement? Or how would you be looking at that?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, since it’s an active procurement, I really can’t comment on the location of the facility we’ve proposed.

Operator
(OPERATOR INSTRUCTIONS). Scott Schneeberger, Lehman Brothers.

Scott Schneeberger - Lehman Brothers — Analyst
A follow-up question on San Diego. You listed a few reasons why that has been slow — budget limitations and some vacations of people, or vacancies of people in the office, plus reduced sentencing. Could you just elaborate a little bit more on San Diego, give us some more confidence that those populations will come through in the fourth quarter?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I think — I just want to restate what we said before. I think a quarter ago, we were optimistic that we would resolve San Diego by now, but in establishing our most recent guidance, we have revised that to say that for the third quarter, that the populations would remain low. And, although there are a multitude of issues that include revised federal sentencing guidelines, which are being used by the US Attorneys throughout the country, which in some sense reduce the population of who they should be detaining, and there were some vacancies in the US Attorneys office, I think the fundamental issue that is affecting us, as well as other companies in our industry that do federal business — because I presume you listen to their conference calls, as well — is the budget issue, and that these federal agencies have been given a number of responsibilities to carry out, and they have incurred budget shortfalls in carrying out those responsibilities. And one of those areas where there is a particular budget shortfall is funding for detention capacity. And we have reason to believe that issue will be resolved relative to our San Diego facility in particular, concurrent with the beginning of the new federal fiscal year, which is October 1, which ties in nicely with our sole-source negotiations, which are in process right now for a new contract at that facility, which we are hopeful of getting a new contract effective October 1.

Scott Schneeberger - Lehman Brothers — Analyst
That’s helpful, thanks. One other quick question. With the restatement, I just want to ask again, on Sarbanes-Oxley, I think you said in the past about 1 million or 2 million of spend this year. Will that increase in relation to the scouring of the financials you have been doing?

George Zoley - The GEO Group, Inc. — Chairman, CEO
I’d like Jerry O’Rourke, our CFO, to comment on that.

Jerry O’Rourke - The GEO Group, Inc. — SVP, CFO
I think, obviously, what we have been doing in the past several months is doing in intense scrub of all of our tax area, in particular. And we have taken advice from additional tax advisors on that, particularly because of the complexity of our international tax accounts. And I believe that on a go-forward basis, relative to that investment, it will begin to roll back. I think we have basically got the issues bounded and the solution in place now.

Scott Schneeberger - Lehman Brothers — Analyst
Just to clarify that, were the numbers I put out there fairly accurate for the year, or —?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Between the 1 and 2 million?

Scott Schneeberger - Lehman Brothers — Analyst

Yes.

Jerry O’Rourke - The GEO Group, Inc. — SVP, CFO
Yes.

Operator
Patrick Swindle, Avondale Partners.

Patrick Swindle - Avondale Partners — Analyst
Looking at the Florida mental health procurement for the provision of behavioral services at existing state prison facilities, we have been tracking the outsourcing there on the healthcare side for some time. And it looks as if, over the next six to nine months, we may be seeing other regions outsourced, as well. Would you expect to be competing for those, I guess, on the behavioral side? And then, is there any interest on the pure medical side on the outsourcing, as well?

George Zoley - The GEO Group, Inc. — Chairman, CEO
We would be competing on the medical side throughout the country. We would not be competing on the medical side.

Patrick Swindle - Avondale Partners — Analyst
So behavioral, you would plan to bid for; medical, you would not?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Mental health, which is — if you use the terminology behavioral, we would not bid the medical. Mental health, we will.

Operator
(OPERATOR INSTRUCTIONS). Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis — Analyst
With respect to Michigan and the political environment in that state right now, can you give us a little insights as to the process that you expect moving ahead? It sounds like you’re pretty confident that you have the House and the Senate supporting you. It looks as though the Governor has been the one that has been kind of the hurdle to this point. Can you tell us, does the Governor have line-item veto power in that budget process?

George Zoley - The GEO Group, Inc. — Chairman, CEO
The Governor does have line-item veto power in that process. But I think it’s very helpful that in the last few days, they have found additional funding for the State to help it in its budget objectives.

Todd Van Fleet - First Analysis — Analyst

And a separate issue, or separate question, I guess, on the mental health side. Who is it that you are running into, from a competitive standpoint, when you go into these procurements? Is GEO kind of coming through with the only privatized solution, or are there other kind of smaller operators out there?

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, there’s different markets that we’re pursuing in the psychiatric hospital markets. So far, we have been the only competitor for that kind of service. In the market of providing mental health services to state correctional institutions or counties, there are other providers that provide mental health services in that area.

Todd Van Fleet - First Analysis — Analyst
I guess I’m trying to get a bit of understanding and a bit of clarity on how you slice and dice the market opportunity, then. It sounds like mental health is probably too broad a term to be applied here. It sounds like you are going after one or two portions of kind of the mental health market.

George Zoley - The GEO Group, Inc. — Chairman, CEO
Well, the three sectors I identified, which we all characterize as mental health services. One is stand-alone state psychiatric hospitals. The other one is state mental health services and state prisons, prisons that would typically be operated by state employees — or even, possibly, private employees — and that have a separate contract program to provide mental health services in that institution. This is at the state level, now. And then, there is a separate market, we believe, that would apply to the local level, primarily county jails, where county sheriffs would be interested in having a separate mental health program for their mentally needy inmates, that probably are 20 to 30% of their population.

Todd Van Fleet - First Analysis — Analyst
And just one clarification, if I could, on the tax rate. I just want to be clear that you are looking for a tax rate for the rest of this year in kind of the 37, 38% range, as well as beyond this year? Is that right?

Jerry O’Rourke - The GEO Group, Inc. — SVP, CFO
That’s correct.

Operator
Ladies and gentlemen, this does conclude the question-and-answer portion of today’s conference call. I would like to turn the presentation back over to Mr. George Zoley for closing remarks.

George Zoley - The GEO Group, Inc. — Chairman, CEO
We thank you for joining us on this call, and look forward to addressing you on the next one.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference call. This does conclude your presentation, and you may now disconnect. Good day.